Exhibit 10.14

Amendment No. 4
to the
The 401 (k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. ("Company") maintains "The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates," as last amended and restated effective as of January 1, 2013 ("Plan"), for the benefit of its Eligible Employees and the Eligible Employees of any participating Affiliate; and

Whereas, pursuant to Plan section 11.1 the Company may amend the Plan from time to time with respect to all Employers participating under the Plan; and

Whereas, the Company desires to amend the Plan to provide for hardship distributions to participants on account of the devastation caused by Hurricane Harvey in accordance with IRS Announcement 2017-11.

Now, Therefore, in accordance with the provisions of Plan section 11.1, the following actions are hereby taken and the Plan shall be amended, effective as of August 23, 2017, in the following respects:

1.	Plan section 6.8 is hereby amended to add the following new subsection (e) to the end thereof:

(e)	Hurricane Harvey.

(1)
Notwithstanding section 6.8(c), for hardship distributions made on or after August 23, 2017 and no later than January 31, 2018, a distribution under the Plan is hereby deemed to be on account of an immediate and heavy financial need if the distribution is made to a Participant whose:

(A)
principal residence on August 23, 2017 was located in one of the Texas (or other state) counties identified for individual assistance by the Federal Emergency Management Agency (“FEMA”) because of the devastation caused by Hurricane Harvey (the “Counties”);

(B)	place of employment was located in one of the Counties on August 23, 2017; or

(C)	lineal ascendant or descendant, dependent or spouse had a principal residence or place of employment in one of the Counties on August 23, 2017.

For the avoidance of doubt, a Participant shall not be required to demonstrate that he has obtained all distributions and withdrawals and all nontaxable loans currently available under all plans maintained by the Employer in order to obtain a hardship distribution on account of Hurricane Harvey.

(2)
Notwithstanding section 6.8(c), a Participant who receives a hardship distribution on or after August 23, 2017 and no later than January 31, 2018 because of the devastation caused by Hurricane Harvey is not subject to any post-hardship distribution contribution restrictions under the Plan or any other Plan maintained by the Employer.

(3)
Notwithstanding section 6.8(c), a Participant requesting a hardship withdrawal on or after August 23, 2017 and no later than January 31, 2018 because of the devastation caused by Hurricane Harvey is required, as soon as practicable after the hardship distribution is made, to provide evidence that the Committee or its delegate considers necessary to determine whether a hardship exists and the amount necessary to satisfy the hardship.

2.	Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

* * * * * * * * *

In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.
Attest:	By: /s/ Phillip D. Green
By: /s/ Annette Alonzo	Its: Chairman of the Board & CEO
Its: Group Executive Vice President	Date: October, 27, 2017